EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WOODWAY OIL & GAS – KS–I, LLC

AS SELLER

AND

VIKING ENERGY GROUP, INC

AS BUYER

Dated December 22, 2017

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LIST OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Well Map
Exhibit A-4	Personal Properties
Exhibit B	Material Agreements
Exhibit C	Preferential Rights and Third Party Consents
Exhibit D	Form of Assignment, Bill of Sale and Conveyance

Schedule	Description

Schedule 3.9	Suspense Accounts
Schedule 3.13	Permits and Bonds
Schedule 3.17	Wells; Plugging and Abandonment

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is entered into on December 22, 2017 (the “Execution Date”), by and between Woodway Oil & Gas – KS– I, LLC, a Delaware limited liability company, 4900 Woodway Drive, Suite 625, Houston, Texas 77056 (referred to herein as “Seller”), and Viking Energy Group, Inc., a Nevada corporation, 1330 Avenue of the Americas, Suite 23A, New York, New York 10019 (referred to herein as “Buyer”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.” The transactions contemplated by this Agreement may be collectively referred to as the “Transaction.”

Recitals

A. Seller owns and desires to sell its interests in certain oil and gas properties located in the state of Kansas, all as more particularly described in Section 1.2 below (collectively, the “Assets”).

B. Buyer has conducted an independent investigation of the nature and extent of the Assets, and desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.

C. To accomplish the foregoing, the Parties wish to enter into this Agreement.

Agreement

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in and to the Assets under the terms of this Agreement.

1.2 The Assets. As used herein, the term “Assets” refers to all of the Seller’s right, title and interest in and to the following:

(a) All oil and gas leases (the “Leases”), wells (the “Wells”), and mineral interests of Seller in the land (the “Land” or “Lands”) and Leases described in Exhibit A-1, the Wells described in Exhibit A-2 and shown in Exhibit A-3, and all oil, gas and mineral interests of Seller in the Lands, and the oil, gas and other hydrocarbons (the “Hydrocarbons”) attributable to the Leases, Lands and Wells after the Effective Time, together with all the property and rights incident thereto and the permits, rights-of-way, easements, servitudes, surface fee interests, surface lease and other surface rights, licenses and in any way relating thereto, (a) and to the production of Hydrocarbon, if any, attributable to said properties and interests, in each case subject to that certain 2% overriding royalty interest of BlueRock Energy Capital II, LLC (“BlueRock”).

(b) All personal properties located within located within Ellis County and Rooks County, Kansas or used in connection with the operation of the properties and interests described in this subsection (a) and to the production of Hydrocarbon, if any, attributable to said properties and interests, including equipment listed on the attached Exhibit A-4;

(c) All injection and disposal wells on the Leases or Lands or on lands pooled or unitized therewith, and all pipelines, surface production equipment, fixtures, improvements, permits, surface use agreements, water use agreements, subsurface drilling easements, rights of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in subsection (a);

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(d) The Material Agreements (as defined herein) described on Exhibit B, insofar as they relate to the properties and interests described in subsections (a) through (c); and

(e) The files, records, and data of Seller relating to the items described in subsections (a) through (d) above (the “Records”), and to the extent that Seller has the following, the Records shall include, without limitation, lease records, well records, and division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); geographic maps, logs and lease plats; all geophysical and seismic records and data (including licenses, franchises and rights to such records and data), if any; contracts and contract files; correspondence; and other related information. Seller agrees to provide Buyer its original files, and may retain copies of any files it desires for its own reasonable purposes, and the records shall not include any data or information that is subject to applicable third party licensing restrictions or other restrictions on disclosure or transfer, however Seller shall identify with reasonable particularity all data or information which is being withheld by reason of any third party licensing restrictions or other restrictions.

In addition Buyer is hereby granted an exclusive first option to acquire all other right title and interest that Seller may have in and to any Leases, Lands and Wells located in Ellis County and Rooks County Kansas, and also to acquire all contracts and agreements relating to all Leases, Land and Wells located in Ellis County and Rooks County Kansas, to which Seller is a party or which have been assumed by Seller or to which Seller is a successor in interest, including without limitation, all operating agreements, exploration agreements, pooling, communitization and unitization agreements, declarations and orders, farmout agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, and other contracts, agreements and instruments. Buyer may exercise this exclusive first option by delivering notice to Seller of Buyer’s election to exercise said exclusive first option and Seller shall assign such interest or agreement to Buyer without additional consideration. The parties recognize that this exclusive first option is a material part of this Agreement and that such option is supported by adequate consideration in the form of a portion of the purchase price hereof and the covenants and agreements contained herein.

1.3 Effective Time. The purchase and sale of the Assets shall be effective on January 1, 2018, at 7:00 A.M. central time (the “Effective Time”).

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ARTICLE II

PURCHASE PRICE AND MANNER OF PAYMENT

2.1 Purchase Price. The total purchase price for all of Seller’s interest in the Assets shall be Two Million Two Hundred Thousand U.S. Dollars ($2,200,000), subject to the adjustments with respect thereto contemplated herein (the “Purchase Price”). On or before December 29, 2017 (the “Initial Closing”), Buyer shall pay to Seller a single lump sum payment in the amount Two Hundred Thousand U.S. Dollars ($200,000.00) (the “Initial Payment”). The remainder of the Purchase Price (the “Final Payment”), plus or minus any adjustments made pursuant to Sections 2.3 or 7.1, shall be paid on or before January 15, 2018 (the “Final Closing”).

2.2 Filing Fees. Buyer shall be responsible for the recording of and shall pay for the filing fees on, the Assignment to be delivered to Buyer at the Initial Closing, and Buyer shall furnish a copy of the recorded Assignment to Seller after recorded in the proper counties. The copy of the Assignment furnished to Seller may be in .pdf format and sent to Seller by email; it shall not be necessary that the copy of the Assignment be a certified copy.

2.3 Adjustments to Final Payment. All adjustments to the Final Payment shall be made (i) according to the factors described in this Section 2.3 and 7.1, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(a) Effective Time Apportionment. Seller and Buyer agree that (i) all revenues, costs and expenses attributable to the Assets, including Property Expenses (as defined below), will be apportioned between Buyer and Seller as of the Effective Time, (ii) Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time before the Effective Time and shall be liable for the payment of all costs and expenses, including Property Expenses, attributable to the Assets for the period of time before the Effective Time and (iii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time from and after the Effective Time and shall be liable for the payment of all costs and expenses including Property Expenses, attributable to the Assets for the period of time from and after the Effective Time.

(b) Property Expenses. The term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, Asset Taxes (as defined and apportioned pursuant to Article V), drilling expenses, completion expenses, workover expenses, expenses associated with environmental analysis or studies, permitting costs, and any other exploration, development or maintenance expenditures including, without limitation, expenditures charged under applicable operating agreements consistent with past practice and the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets prior to the Effective Time or after the Effective Time, as applicable.

(c) Upward Adjustments. The Final Payment shall be adjusted upward by the following:

(1) an amount equal to all proceeds (net of royalty and production Taxes not otherwise accounted for hereunder) received by and retained by Buyer attributable to the sale of Merchantable Oil and other Hydrocarbons which were picked up by the crude oil purchaser before the Effective Time. As used in this agreement the term Merchantable Oil shall mean the crude oil located in the crude oil storage tanks above the draw down valve and does not include any oil in the separators, lines or any oil located below the draw down valve of any storage or stock tanks;

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(2) an amount equal to all expenses attributable to the Assets authorized and incurred from and after the Effective Time that were paid by Seller (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, Property Expenses;

(3) an amount equal to the value of Seller’s share of all Merchantable Oil in storage tanks at the Effective Time. This adjustment shall be made at the time that such crude oil is sold, by delivering to Seller its portion of the sale proceeds actually received for such oil.

(4) an amount equal to all costs and expenses of Seller in connection with maintaining all utilities after the Effective Time.

(d) Downward Adjustments. The Final Payment shall be adjusted downward by the following:

(1) the amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller or Seller’s affiliates, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time; and

(2) all proceeds from the production of Hydrocarbons subsequent to the Effective Time that are received and retained by Seller or Seller’s affiliates.

2.4 Purchase Price Allocation. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, prior to the Final Closing (the “Allocation”). At the time that the Settlement Statement is delivered, Buyer shall provide to Seller in written or digital form a proposed Allocation. If the Parties reach an agreement with respect to such proposed Allocation, (i) the Parties shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Internal Revenue Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their affiliates to, report consistently with the Allocation, as adjusted, on all Tax returns and reports (including Internal Revenue Service Form 8594), and neither Seller nor Buyer shall take any position on any Tax return or report that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

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ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Effective Time:

3.1 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to carry on its business in Kansas.

3.2 Power. Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Initial Closing, violate, or be in conflict with, any provision of the governing documents of the Seller, or any provision of any material agreement or instrument to which the Seller is a party or by which it is bound or to which the Assets are subject, or any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets.

3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite limited liability company action on Seller’s part. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

3.4 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

3.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller.

3.6 Litigation. There are no actions, suits, claims or proceedings pending or threatened against Seller, or affecting any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that would adversely affect the Assets or impair Seller’s ability to consummate the Transaction. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller or the Assets that interfere with the operation of the Assets or impair Seller’s ability to consummate the Transaction.

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3.7 Material Agreements. True, correct and complete copies of all agreements affecting the Assets have been provided to Buyer and are listed on Exhibit B. The Material Agreements are valid and in full force and effect, and no person has given Seller written notice of any alleged material default thereunder. Seller is not in breach or default under any Material Agreement, and there has not occurred any event by Seller or, to Seller’s Knowledge, any other party to a Material Agreement, that with notice or the lapse of time would constitute a breach or default under, in any material respect, any Material Agreement. As used herein, “Material Agreements” means any contracts and agreements that, to Seller’s Knowledge, affect the Assets after the Effective Time or otherwise are binding on said Assets including but not limited to the following types of agreements, (i) an agreement for the purchase, sale, exchange, disposition, gathering, treatment, processing, refining, handling, storage or transportation of production from the Assets that is not terminable without penalty upon 60 calendar days’ notice or less, (ii) an agreement for the use or sharing of drilling rigs, (iii) a purchase agreement, farm in and farmout agreement, exploration agreement, participation agreement, agreement of development, or similar agreement providing for the earning of an ownership interest, (iv) a master services agreement, (v) a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the localities in which, Buyer conducts its business, (vi) any indenture, mortgage, loan, credit or similar contract for borrowed money or any hedge, swap, forward, future, option or derivative contract (in each case) for which Buyer will be responsible or which affects any revenues or expenses attributable to the Assets on or after the Effective Time, (vii) any guaranty of any obligation, bond or letter of credit for which Buyer will be responsible, (viii) any contract with Seller or any affiliate of Seller, (ix) any agreement respecting any partnership or joint venture, (x) agreements relating to areas of mutual interest, (xi) an operating agreement, exploration agreement or development agreement to which Seller’s interests in any of the Assets is subject, (xii) leases (other than the Leases) related to the Assets under which Seller is the lessor or the lessee of real or personal property and that is not terminable by Seller without penalty upon 30 calendar days’ notice or less, or (xiii) agreements that relate to the acquisition, licensing, sale, modification or other use or ownership of geological, geophysical, or seismic data or records, whether or not proprietary and whether or not processed, re-processed, migrated, stacked or otherwise modified, and any similar contract, including seismic data licenses or other contracts, providing for the exclusive or non-exclusive use, modification or disclosure of proprietary seismic data.

3.8 Current Commitments. Except as disclosed on Schedule 3.8, no person has any call upon or option to purchase or similar rights with respect to any portion of the production from the Assets.

3.9 Payment of Royalties. Except for such items that are being held in suspense as permitted pursuant to applicable laws and described in Schedule 3.9 (the “Suspense Accounts”), Seller has paid all royalties (including lessor’s royalties), overriding royalties, and other burdens upon, measured by, or payable out of production due by Seller with respect to the Assets.

3.10 Compliance with Laws. To Seller’s Knowledge, Seller is in compliance with all applicable laws with respect to Seller’s ownership and operation of the Assets. This Section 3.10 in no way applies to environmental matters, which is covered by Section 3.11.

3.11 Environmental Matters.

(a) To Seller’s Knowledge, Seller is in compliance with all applicable environmental laws with respect to Seller’s ownership and operation of the Assets. Seller has not, and to Seller’s knowledge none of its respective predecessors or affiliates has received any notice, report or other information that pertains or relates to (i) any remediation required or requested under any applicable environmental law, or (ii) any personal injury, property damage, or resource damage claims relating to a release of any substance, each associated with or related to the Assets.

(b) To Seller’s knowledge, there have been no releases of substances on, at, under, to, or from any of the Assets or from or in connection with operations or ownership of the Assets that could reasonably be expected to give rise to any material liabilities pursuant to environmental laws.

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(c) To Seller’s knowledge, none of the following exists now or have existed at any time at any of the Assets: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d) Seller, to the extent such provision is not prohibited by applicable laws or regulations or by contract, has provided Buyer with complete copies of all reports in its possession or under its control reflecting the environmental condition of the Assets and the compliance or noncompliance of the Assets and any operation of the Assets or Lands under environmental laws.

3.12 Tax. All Asset Taxes that have become due and payable prior to the Initial Closing have been duly paid, and all Tax returns and reports with respect to Asset Taxes required to be filed prior to the Initial Closing have been timely filed. None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax return or report to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

3.13 Permits; Bonds. As set forth in Schedule 3.13, Seller has maintained all permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies necessary to conduct operations on the Assets as presently conducted in compliance with all applicable laws, rules, regulations, ordinances and orders. Seller has maintained in place prior to the Initial Closing appropriate surety instruments and bonds as required by applicable governmental agencies for Seller to own and operate the Assets as set forth in Schedule 3.13. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened or pending; and none of such permits, licenses, orders or approvals will be affected by the consummation of this Agreement except as any of the same may need to be transferred to Buyer.

3.14 Revenues; Imbalances. Seller is receiving all revenues attributable to sales of production from the Assets in the ordinary course of business without suspense. There are no imbalances associated with the Assets as of the Effective Time.

3.15 No Liens. With the exception of that certain production payment owed to BlueRock which shall convert to a 2% overriding royalty interest upon the distribution of that certain portion of the Final Payment to BlueRock at the Final Closing in accordance with Section 6.2, Assets are, and shall be conveyed to Buyer at the Initial Closing, free and clear of all mortgages, deeds of trust, security agreements or comparable security interests on title, liens, claims, production payments and term interests whether or not recorded in the public records, including but not limited to security interests created under any indenture, mortgage, loan, credit agreement or similar agreements of Seller, other than any customarily permitted encumbrances. The interest to be conveyed by Seller to Buyer at the Initial Closing is not less than the Working Interest, Net Revenue Interest and net mineral acres in each lease set forth on Exhibit A-1 hereof. Seller has the full power and right to sell and convey the same, pursuant to the terms and conditions of this Agreement. The Leases are valid oil and gas leases and all of the terms thereof have been complied with and all rentals, royalties, bonus payments, option payments, deposits and other payments due under the Leases have been fully and promptly paid and there has been no notice of default or forfeiture or demand that any Leases be released. To the Knowledge of Seller, no act or omission by Seller or any of its agents or employees could give rise to an action or claim of any kind relating to the Leases, the operation thereof, or to impair the title to the same. The terms "action or claim" as used in this paragraph shall include any action in tort, contract, regulatory agency claim, environmental claim by any person or entity, and all other claims arising out from any event occurring before the Initial Closing. No materials or labor have been provided to the Assets by any party that remains unpaid and could form the basis for a lien to be filed on the Assets.

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3.16 AFEs. There are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Assets which are due or which Seller has committed to make which have not been made as of the Effective Time. As of the Effective Time Seller and will have ensured that all operating costs and expenses have been timely paid. With the exception of the trucks, trailers, vehicles and other rolling stock to be conveyed by OGS Resources, LLC, a Delaware limited liability company, to Buyer pursuant to that certain Bill of Sale and General Assignment dated as of the date hereof, Seller is the owner of all personal property, real property, fixtures and improvements included in the Assets to be conveyed as provided herein free of any encumbrances, obligations or restrictions.

3.17 Wells; Plugging and Abandonment. To Seller’s knowledge, Exhibit A-2 contains a complete list of all of the Wells located on the Leases, and there are no wells located on the Leases that:

(a) Seller has received an order from any governmental authority requiring that such well be plugged and abandoned;

(b) except set forth on Schedule 3.17, are shut in and have been for more than 5 days, or temporarily abandoned;

(c) have been plugged and abandoned by Seller or any other party but have not been plugged in accordance with all applicable requirements of each governmental authority having jurisdiction over the Assets;

(d) except set forth on Schedule 3.17, are not in use for production, injection or salt water disposal.

3.18 Preferential Purchase Rights; Required Consents to Assign. Seller hereby represents and warrants that the Assets are not subject to any preferential rights, and that except as set forth on Exhibit C, the Assets are not subject to any third party consents to assignment, in each case in connection with the Transaction.

When used herein, “Seller’s knowledge” means, when used with respect to the representations and warranties of Seller in this Article III, the actual knowledge of Jonathan Avery or Nathan Avery of such fact or matter.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller, as of the date hereof:

4.1 Organization and Standing. Buyer is a corporation, existing and in good standing under the laws of the state of Nevada and at the Initial Closing will be duly qualified to carry on its business in Kansas.

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4.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and consummation of the Transaction and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Initial Closing, violate, or be in conflict with, any provision of its governing documents, or any provision of any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to it.

4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

4.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

4.5 Litigation. There are no actions, suits, claims or proceedings pending or, to the knowledge of Buyer, threatened against Buyer, in any court or by or before any federal, state, municipal or other governmental agency that would impair Buyer’s ability to consummate the Transaction or assume the liabilities to be assumed by it under this Agreement.

4.6 Sufficiency of Funds.

Buyer has sufficient cash on hand or other sources of funding to enable it to make payment of the Initial Payment at the Initial Closing, the Final Payment at the Final Closing, and consummate the transactions contemplated by this Agreement.

4.7 Independent Investigation.

Buyer has conducted its own independent investigation, review and analysis of the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement and the Transaction Documents (as defined herein); and (b) neither Seller nor any other person has made any representation or warranty as to Seller, the Assets or this Agreement, except as expressly set forth in Article III this Agreement or the Transaction Documents.

If, on or before the Final Closing, it is discovered that either Party is in default under any of the above representations and warranties applicable to it, the defaulting party shall use reasonable efforts to cure the same before the Final Closing, but if it is unable to do so, then the parties shall use reasonable efforts to adjust the Purchase Price on an equitable basis due such default.

The Parties agree to execute such further documents or take such further actions after the Initial Closing which may be reasonably necessary in order to effectuate the transactions contemplated hereunder.

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ARTICLE V

TAX MATTERS

5.1 Definitions. As used herein, the following terms shall have the respective meanings assigned to them in this Section 5.1:

(a) “Asset Taxes” shall mean all ad valorem, severance, property, production, sales, use, excise and similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than Income Taxes and Transfer Taxes.

(b) “Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

(c) “Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Sections 5.2 and 5.3 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Final Payment made pursuant to Section 2.3 or Section 7.1, as applicable), (c) any Taxes attributable to any asset or business of Seller that is not part of the Assets, (d) Transfer Taxes allocated to Seller pursuant to Section 5.4, and (e) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets for any Tax period (or portion thereof) ending before the Effective Time.

(d) “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other similar charges imposed by any governmental agency, including any federal, state, local and/or foreign income tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, stamp tax, motor vehicle tax, franchise tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a governmental agency in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax return or report) or otherwise.

5.2 Ad Valorem Taxes. Seller shall pay all ad valorem and property taxes associated with or attributable to the property to be conveyed pursuant to this transaction for the 2017 tax year and all prior years prior to the Initial Closing. Buyer shall be responsible for all such taxes for the 2018 tax year and all subsequent years.

5.3 Transfer Taxes. The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any sales, use, transfer, stamp, documentary, registration or similar Taxes will be incurred or imposed with respect to the transactions described in this Agreement (collectively “Transfer Taxes”). To the extent that any Transfer Taxes are imposed on the purchase and sale of the Assets pursuant to this Agreement, Buyer shall pay such Transfer Taxes. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

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5.4 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and reports and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax return or report, or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Initial Closing until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any governmental agency.

5.5 Income Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Seller, its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Final Payment under Section 2.3 or Section 7.1.

5.6 Apportionment of Taxes. Seller shall retain responsibility for all Seller Taxes. Buyer shall be responsibility for all Asset Taxes and other Taxes which are associated with the Assets or some event occurring on or after the Effective Time, or which accrued or became owing as a result of an event occurring on or after the Effective Time.

ARTICLE VI

CLOSING

6.1 Place of Closings. The Initial Closing shall take place remotely and be effectuated by the electronic delivery of all documents or deliverables required to be delivered herein on or before December 29, 2017. The Final Closing shall take place remotely and be effectuated by the electronic delivery of all documents or deliverables required to be delivered herein on or before January 15, 2018.

6.2 Closing Obligations.

(a) Initial Closing Obligations. At the Initial Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(1) Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit D, conveying the Assets to Buyer as set out in this Agreement as of the Effective Time;

(2) Buyer shall deliver to Seller the full amount of the Initial Payment by wire transfer of immediately available funds to an account or the accounts designated by Seller;

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(3) Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2); and

(4) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

(5) Consents. With respect to each consent to assignment or other similar restrictions on assignment that is applicable in connection with the transfer of the Assets or the consummation of the Transaction shall be obtained and delivered to Buyer at the Initial Closing.

(b) Final Closing Obligations. At the Final Closing, the following events shall occur:

1. Buyer shall deliver to Seller the Final Payment by wire transfer of immediately available funds to that certain closing agent to be mutually selected and agreed upon by the Parties, who will act as closing agent and will directly pay all secured debts as part of the Final Closing and arrange for the release of any such secured interests as part of the Final Closing, which secured obligations will specifically include but not be limited to the production payment currently held by BlueRock. If Buyer fails or chooses not to deliver the Final Payment at the Final Closing, Buyer understands and agrees to the following:

a. all of Buyer’s right, title, benefits, privileges and interest in and to the Assets conveyed to Buyer by Seller shall be forfeited, and Buyer shall immediately execute such documents or take such actions which may be necessary in order to grant, convey, assign, transfer, set over, and deliver unto Seller all of said right, title, benefits, privileges and interest in the Assets back to Seller; and

b. Seller shall be entitled to retain the entirety of the Initial Payment, and enforce all other applicable remedies it may be entitled to pursuant to applicable laws or this Agreement.

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ARTICLE VII

POST-CLOSING OBLIGATIONS

7.1 Post-Closing Adjustments. As soon as practicable after the Final Closing, but on or before February 28, 2018, Buyer, with assistance from Seller, will prepare and deliver to Seller, in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry and the terms of this Agreement, the settlement statement (the “Settlement Statement”) setting forth each adjustment or payment in accordance Section 2.3 and associated calculations and showing the calculation of such adjustment and the resulting adjusted Final Payment (the “Adjusted Final Payment”), if applicable. Buyer shall also provide Seller with copies of all relevant backup information and documentation used in connection with the preparation of the Settlement Statement. As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before 30 days after receipt of Buyer’s proposed Settlement Statement and the backup information and documentation related thereto, Seller shall have the right to deliver to Buyer a written notice containing any changes that Seller proposes to make to the Settlement Statement. Seller’s failure to deliver to Buyer a written notice detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Seller of the Settlement Statement as submitted by Buyer. The Parties shall attempt in good faith to agree with respect to the changes proposed by Seller, if any, no later than 30 days after Buyer’s receipt of Seller’s written notice. If Seller and Buyer are unable to agree on any matters in the Settlement Statement within such 30-day period, each of Buyer and Seller shall within 45 days after Buyer’s receipt of Seller’s written notice, summarize its position with regard to any disputed matters in the Settlement Statement in a written document of 20 pages or less and submit such summaries to a mutually agreeable accounting firm (the “Accounting Arbitrator”), together with the Settlement Statement, Seller’s proposed changes to the Settlement Statement, and any other correspondence between the Parties with respect to the Settlement Statement. Within 20 business days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in Settlement Statement over which the Parties disagree, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne 50% by each Party. The Settlement Statement and the Adjusted Final Payment determined by the Accounting Arbitrator pursuant to this Section 7.1 shall be final and binding on the Parties. The date on which an agreement over the Settlement Statement and the Adjusted Final Payment is established, either by the Parties or by the Accounting Arbitrator, shall be herein called the “Settlement Date.” If the Adjusted Final Payment is more than the Final Payment delivered at the Final Closing, Buyer shall pay Seller the amount of such difference. If the Adjusted Final Payment is less than the Final Payment delivered at Final Closing, Seller shall pay to Buyer the amount of such difference. In either event, payment shall be made by wire transfer in immediately available funds. Payment by Buyer or Seller, as the case may be, shall be within 5 business days of the Settlement Date.

7.2 Records. Seller shall deliver the Records to Buyer at Buyer’s address set forth in the opening paragraph of this Agreement, or at such other address as Buyer may direct in writing, as soon after Final Closing as is reasonably practicable, but in any event, on or before 15 days after the Final Closing. Buyer shall retain originals of the Records, and Seller shall have the right to review and copy the Records at Seller’s sole expense during standard business hours upon reasonable prior notice to Buyer for so long as Buyer retains the Records or a period that ends one year after the Final Closing, whichever is shorter.

7.3 Proceeds and Invoices For Property Expenses Received After Closing. After the Final Closing, those proceeds received or to be received attributable to the Assets received by a Party and those Property Expenses paid or to be paid attributable to the Assets which were not already included as a Final Payment adjustment at the Final Closing, shall be handled as follows:

(a) Proceeds. Proceeds from the sales of Merchantable Oil and Hydrocarbons produced prior to the Effective Time received by Buyer, if any, shall be promptly remitted or forwarded to Seller. Proceeds from the sales of Hydrocarbons produced from and after the Effective Time received by Seller, if any, shall be promptly forwarded to Buyer.

(b) Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations of or with respect to the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller, and Seller shall pay such invoices promptly after its receipt thereof. Invoices for Property Expenses received by Seller which relate to operations of or with respect to the Assets from and after the Effective Time shall be promptly forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer, and Buyer shall pay such invoices promptly after its receipt thereof.

7.4 Further Assurances. From time to time after the Initial Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

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ARTICLE VIII

INDEMNIFICATION

This Article VIII addresses assumption and retention of liabilities and obligations by Buyer and Seller related to the Assets and indemnification for such liabilities and obligations from and after the Final Closing. For the purposes of this Agreement, “Losses” shall mean any actual loss, cost, expense, liability, obligation, damage, demands, claims, suits, sanctions of every kind and character, including without limitation, reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incidental to matters indemnified against; excluding, however, any punitive or exemplary damages; “Indemnifying Party” shall mean, when used in connection with particular Losses, the Party having an obligation to indemnify another Party or person(s) with respect to such Losses pursuant to this Article VIII; and “Indemnified Party” shall mean, when used in connection with particular Losses, the Party or person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this Article VIII. The Parties agree that, absent fraud or other intentional misconduct, upon and after the Final Closing, and subject to Section 6.2(b), the indemnification provisions contained in this Article VIII shall be the sole remedy of the Parties with respect to any Losses incurred by either Party under this Agreement.

8.1 Survival.

(a) All representations and warranties contained in this Agreement shall survive the Initial Closing for a period of Fourteen (14) months beginning on the Initial Closing, except: (i) representations and warranties with respect to Taxes (including, for the avoidance of doubt, the representations and warranties set forth in Section 3.12) shall survive the Initial Closing until 30 days after the expiration of the applicable statute of limitations; and (ii) representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.15 shall survive indefinitely.

(b) All of the covenants contained in this Agreement shall survive the Initial Closing for the applicable statute of limitations relating thereto.

(c) Any claim for indemnification for which notice has been given within the applicable survival period may be prosecuted to conclusion notwithstanding the subsequent expiration of such survival period, and any representation, warranty, covenant or agreement that is the subject of such claim shall survive beyond the expiration of such survival period for purposes of and until such indemnification claim is finally resolved.

8.2 Buyer’s Assumption of Liabilities and Obligations. Buyer shall protect, defend, indemnify and hold Seller harmless from the payment of any Losses, whether direct, contingent or otherwise, assessed against Seller which are payable with respect to the ownership or operation of the Assets from and after the Effective Time (the “Assumed Liabilities”). Seller shall protect, defend, indemnify and hold Buyer harmless from the payment of any and all Losses, whether direct, contingent or otherwise assessed against Buyer or Seller which are payable with respect to the ownership or operation of the Assets prior to the Effective Time.

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8.3 Seller’s Indemnification of Buyer. Upon the Initial Closing, Seller retains all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its subsidiaries and affiliates and their respective officers, directors, shareholders, employees and agents, from and against all Losses which arise out of or in connection with (i) the Retained Liabilities, (ii) any breach by Seller of any representation, warranty, covenant or agreement hereunder, and (iii) any and all Seller Taxes or other Taxes which Seller is obligated to pay hereunder.

8.4 Buyer’s Indemnification of Seller. Upon the Initial Closing, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its subsidiaries and affiliates and their respective officers, directors, shareholders, employees and agents, from and against all Losses which arise out of or in connection with (i) the Assumed Liabilities and (ii) any breach by Buyer of any representation, warranty, covenant or agreement hereunder.

8.5 Limits on Indemnification.

(a) Buyer shall not be entitled to make any claim for indemnification under Section 8.4 in respect of any Individual Matter unless such claim is for Losses in an amount in excess of $25,000. For purposes of this Agreement, “Individual Matter” means any indemnification claim or series of indemnification claims arising from the same underlying event or circumstance.

(b) The obligations of Seller under Section 8.4 shall be limited to 50% of the Purchase Price together with any upward adjustments made thereto pursuant to Section 7.1

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE ENTITLED TO RECEIVE ANY PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY DAMAGES, LOST PROFITS OR LOST REVENUES UNLESS THE SAME ARE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR PARTIES.

8.6 Indemnification Procedures. All claims for indemnification under this Article VIII shall be asserted and resolved as follows:

(a) To make claim for indemnification under Sections 8.4 or 8.5, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 8.6, including the basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party receives written notice from such third party of the Third Party Claim and shall enclose a copy of such notice and other documentation (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 8.6 shall not relieve the Indemnifying Party of its obligations under Sections 8.4 or 8.5 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

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(b) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(c) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. Subject to the reasonable satisfaction of the Indemnified Party and if the Indemnifying Party has the financial capability to fully satisfy such cost and expense, and indemnification obligations, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.7(c). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Losses in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party.

(d) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.

(e) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

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8.7 Opportunity to Cure. Notwithstanding the foregoing, if it is discovered that either Party is in default under any of the representations and warranties herein applicable to it, the non-defaulting party shall provide notice to the defaulting party with respect to such default, and the defaulting party shall have a reasonable opportunity to cure the same before the non-defaulting party may bring a claim for indemnification under this Article VIII.

8.8 Exclusive Remedies with Respect to Representations and Warranties. Except in the case of fraud, the rights and remedies of the Parties under this Article VIII are exclusive and in lieu of any and all other rights and remedies which any Party may have under this Agreement or otherwise against any other Party with respect to the transactions contemplated herein for monetary relief with respect to any breach of any representation or warranty.

ARTICLE IX
MISCELLANEOUS

9.1 Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

9.2 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal, and accounting fees, costs and expenses.

9.3 Notices. All notices and communications required or permitted under this Agreement (“Notices”) shall be deemed to have been delivered and received (a) in the case of personal delivery, delivered by hand (with written confirmation of receipt), (b) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (c) in the case of a nationally recognized overnight courier (receipt requested):

If to Seller:	Woodway Oil & Gas – KS–I, LLC 4900 Woodway Drive, Suite 625 Houston, Texas 77056 Attention: Jonathan Avery Telephone: (281) 850-3029 Email: javery@napa-advisors.com

If to Buyer:	Viking Energy Group, Inc. 1330 Avenue of the Americas, Ste. 23A New York, NY 10019 Attention: James A. Doris Telephone: (613) 246-1919 Email: jdoris@vikingenergygroup.com

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Any Party may, by a Notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

9.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

9.5 Assignment. Buyer may assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder but as Buyer shall remain liable to Seller for the performance of its obligations hereunder. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Buyer for all purposes under this Agreement. Seller may not assign this Agreement without prior written consent of Buyer. No assignment of any rights hereunder by Seller shall relieve Seller of any obligations (including indemnity obligations) and responsibilities hereunder.

9.6 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Initial Closing concerning this Agreement or the Transaction. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release shall not contain the name of Seller without Seller’s consent.

9.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.8 Counterparts/Facsimile Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile and electronic signatures are considered binding.

9.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority, as applicable.

9.10 Governing Law; Venue. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Kansas, without giving effect to principles of conflict of law. Any suit or proceeding hereunder shall be brought exclusively in Johnson County, Kansas, and each Party consents to the personal jurisdiction of the courts, state and federal, located therein. Each Party agrees to waive any objection that the state and federal courts of Johnson County, Kansas, are an inconvenient forum.

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9.11 Entire Agreement. This Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

9.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

9.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns.

9.14 Disclaimer of Representations and Warranties. The Parties have made no representations or warranties, except those expressly set forth in this Agreement and any agreements or documents executed and/or delivered (for the purpose of this Agreement documents “executed and/or delivered” shall include all documents and information provided to Buyer via the Energy Net data room or other Energy Net staff, and Seller represents and warrants that such documents and the information contained therein are true and accurate in all material respects) pursuant to or in connection with this Agreement (the “Transaction Documents”). Except as expressly set forth in this Agreement and the Transaction Documents, the Parties each disclaim all liability and responsibility for any other representation, warranty, statements or communications (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information or advice that may have been provided to any such Party by any partner, officer, member, trustee, beneficiary, stockholder, director, employee, agent, consultant, member, representative or contractor of such disclaiming Party or its affiliates or any engineer or engineering firm, or other agent, consultant or representative) with respect to the Assets wherever and however made. Without limiting the generality of the foregoing, none of the Parties makes any representation or warranty as to (a) the amount, value, quality or deliverability of petroleum, natural gas or other reserves attributable to the Assets, (b) any geological, engineering or other interpretations of economic valuation, or (c) predictions as to when any event will or will not occur or whether the event is likely to occur.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

SELLER: WOODWAY OIL & GAS – KS–I, LLC

By:	/s/ Nathan Avery
Name:	Nathan Avery
Title:	Managing Member

BUYER:

VIKING ENERGY GROUP, INC

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President & CEO

Signature Page to Purchase and Sale Agreement

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